Exhibit 1A-2A.1

ITEM 18. STATE OF NEW YORK REGISTRATION          STATE OF NEW YORK  OFFICE OF THE ATTORNEY GENERAL   ERIC T. SCI-INELDEP.MAN ATTORNEY GENERAL          (212) 416-8200  March 23, 2017   Hathaway Activated Carbon, Inc. PO Box 356, 45 Franks Road Leonia, TN  38468-0356  Attn: Kevin W. Hathaway   Entity Name:Hathaway Activated Carbon, Inc. Date Recd:12/13/2016 File Number:S34-05-11 Registration Type:M-11 Fee:$1,200.00    Dear Sir/Madam:  DIVISION OF ECONOMIC JUSTICE INVESTOR PROTECTION BUREAU.    This letter is to acknowledge the registration of Hathaway Activated Carbon, Inc. and the receipt of the above filing fee.   The effective registration date is 12/13/2016.   Please note that your registration number MUST appear on all future correspondence.   Very truly yours,  INVESTOR PROTECTION BUREAU    THIS REGISTRATION EXPIRES FOUR YEARS FROM THE EFFECTIVE REGISTRATION DATE.            120 BROADWAY, NEW YORK, NY 10271 • PHONE (212) 416-8222 • FAX (212)416-8816 • WWW.AG.NY.GOV